SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported)	September 22, 2005
Strategic Hotel Capital, Inc.
(Exact Name of Registrant as Specified in its Charter)
Maryland
(State or Other Jurisdiction of Incorporation)
001-32223	33-1082757
(Commission File Number)	(I.R.S. Employer Identification No.)
77 West Wacker Drive, Suite 4600, Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)
(312) 658-5000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 22, 2005, the board of directors (the “Board”) of Strategic Hotel Capital, Inc. (the “Company”) approved a discretionary award of 13,775 restricted stock units (“RSUs”) to James Mead, the Company’s Chief Financial Officer and Executive Vice President, pursuant to the Company’s 2004 Incentive Plan (the “Plan”). The RSUs awarded by the Board were granted on September 22, 2005 and will vest, subject to acceleration and treatment upon termination of employment as provided in the Plan, on January 1, 2009. The RSUs are subject to the terms of the Plan and the individual award agreement.

Item 5.02              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)	Effective September 22, 2005, the Board voted to increase the number of directors from

7 to 8. On the same date, the Board, following a recommendation from the Board’s Corporate Governance and Nominating Committee, unanimously approved the election of Michael Brennan as a director of the Company to fill the newly created vacancy on the Board. Mr. Brennan will serve until the 2006 annual meeting of shareholders, or until such time as his successor is duly elected and qualified. The Board determined that Mr. Brennan is “independent” under the listing standards of the New York Stock Exchange. Mr. Brennan has been appointed to serve on the Company’s audit, compensation and executive committees. A copy of the Company’s press release announcing the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 26, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC HOTEL CAPITAL, INC.

September 28, 2005	By: /s/ James E. Mead
Name: James E. Mead
Title:	Chief Financial Officer and Executive Vice President

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